Exhibit 10.36

EXECUTION COPY

PURCHASE OPTION AGREEMENT

for

PURCHASE AND SALE

of

DIRECT AND INDIRECT LIMITED PARTNERSHIP INTERESTS

in

PGREF II 60 WALL STREET INVESTORS, L.P.

between

PARAMOUNT DEVELOPMENT AND INVESTMENT, INC.,

a Delaware corporation,

and

PARAMOUNT GROUP REAL ESTATE FUND II, L.P. AND

PARAMOUNT GROUP REAL ESTATE FUND III, L.P.,

each a Delaware limited partnership

1.	Grant of Option	2

2.	Purchase Price and Manner of Payment	2

3.	Deliveries on Behalf of Seller	5

4.	Deliveries on Behalf of Purchaser	6

5.	Representations and Warranties of Purchaser	7

6.	Representations and Warranties of Seller	8

7.	Covenants	10

8.	Indemnity	10

9.	Casualty; Condemnation	11

10.	Conditions to Closing	11

11.	Defaults and Remedies	13

12.	Costs and Expenses	13

13.	Brokers and Advisors	13

14.	Notices	14

15.	Further Assurances	15

16.	Successors and Assigns	15

17.	Gender and Number	15

18.	Applicable Law	15

19.	Other Agreement	16

20.	Right to Assign Buy-Sell Rights	16

21.	Construction	16

22.	Miscellaneous	17

List of Exhibits

Exhibit A – Qualified Appraisers
Exhibit B – Assignment and Assumption of Seller Interest

1

PURCHASE OPTION AGREEMENT

THIS PURCHASE OPTION AGREEMENT, made as of the 27th day of June, 2014 (this “Agreement”), by and between PARAMOUNT GROUP REAL ESTATE FUND II, L.P., a Delaware limited partnership, having an office at 1633 Broadway, Suite 1801, New York, New York 10019 (“Fund II”), PARAMOUNT GROUP REAL ESTATE FUND III, L.P., a Delaware limited partnership, having an office at 1633 Broadway, Suite 1801, New York, New York 10019 (“Fund III, together with Fund II, collectively, “Seller”), and PARAMOUNT DEVELOPMENT AND INVESTMENT, INC., a Delaware corporation, having an office at 1633 Broadway, Suite 1801, New York, New York 10019 (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller, SSF III 60 Wall JV, LLC, a Delaware limited liability company (“SSF”), PGREF II 60 Wall Investors GP, LLC, a Delaware limited liability company (“GP”) and PGREF III Wall Street Investor, L.P., a Delaware limited partnership (“Fund III Holdco”) are parties to that certain Second Amended and Restated Limited Partnership Agreement, dated as of July 10, 2007 (the “Partnership Agreement”) of PGREF II 60 Wall Street Investors, L.P., a Delaware limited partnership (the “Partnership”);

WHEREAS, the Partnership, indirectly through various subsidiaries including PGREF II 60 Wall Street, LP, a Delaware limited partnership (“Property Owner”), owns the land and building located at and known as 60 Wall Street, New York, New York (the “Property”);

WHEREAS, Property Owner is a party to that certain Lease, dated June 6, 2007 (as amended, restated or modified from time to time, the “Lease”) between Property Owner and Deutsche Bank AG New York Branch (“Tenant”) with respect to certain space at the Property;

WHEREAS, pursuant to the Partnership Agreement, Seller currently holds a collective direct and indirect sixty-two and three tenths percent (62.30%) general and limited partnership interests in the Partnership; and

WHEREAS, Purchaser may desire to acquire Seller’s direct and indirect interests in the Partnership, and Seller has agreed to grant an option and right to Purchaser to purchase Seller’s direct and indirect interests in the Partnership for the consideration and upon the terms, covenants and conditions hereinafter set forth;

WHEREAS, this Agreement is being entered into in connection with a potential initial public offering (the “IPO”) of Paramount Group, Inc. (“Paramount”) and/or its affiliated successor or assign; it being expected that, upon the consummation of the IPO, the publicly traded entity (the “Public REIT”) will be a corporation (i) that is either (x) a successor by merger of Paramount, (y) a corporation into which Paramount has contributed all or substantially all of its assets, or (z) a corporation into which one hundred percent (100%) of the interests of Paramount has been transferred and (ii) (x) whose shares are traded on the New York Stock Exchange and (y) that is the sole direct and indirect general partner in a newly formed limited partnership (the “Operating Partnership”); and

WHEREAS, Purchaser is a wholly-owned subsidiary of Paramount.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged by the parties hereto, Seller and Purchaser do hereby agree and covenant as follows:

1. Grant of Option. Seller hereby grants to Purchaser an option (the “Option”) to acquire (i) Fund II’s entire forty-six and two tenths percent (46.20%) limited partnership interest in the Partnership, (ii) Fund II’s entire one hundred percent (100.00%) limited liability company interest in GP, (iii) Fund Ill’s entire ninety-nine and nine tenths percent (99.90%) limited partnership interest in Fund III Holdco and (iv) Fund Ill’s entire one hundred percent (100.00%) limited liability company interest in PGREF III Wall Street GP, LLC, each together with all economic, voting and other rights and interests appurtenant to such limited partnership or limited liability company interest, as the case may be (collectively, the “Seller Interest”). The Option may be exercised at any time during the period (the “Option Period”) commencing on the date of the IPO and terminating on the date that is two (2) years after the IPO, but in no event later than December 31, 2016. Such Option may be exercised at any time during the Option Period by Purchaser serving notice upon Seller of the Purchaser’s exercise thereof (a “Option Notice”) in the manner set forth in Section 14 hereof.

1.1. Option Notice. The Option Notice shall set forth (i) the date (the “Closing Date”) for the conveyance of the Seller Interest by Seller to Purchaser (the “Closing”), which Closing Date shall be not more than fifteen (15) business days after the date of delivery of the Option Notice, (ii) the calculation of the Property Valuation and Purchase Price pursuant to Article 2 below, and (iii) Purchaser’s election to elect to pay cash or common stock of the Public REIT.

1.2. Closing. The Closing of the Transaction contemplated by this Agreement shall take place on the Closing Date at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, at 10:00 A.M. Eastern standard time or as may be otherwise agreed upon in writing by Seller and Purchaser.

2. Purchase Price and Manner of Payment.

2.1. If Purchaser exercises the Option, Purchaser shall acquire (the “Transaction”) the Seller Interest for a purchase price (“Purchase Price”) that is an amount equal to the sum of limited partnership distributions Seller would receive under the Partnership Agreement if the Property were sold on the Closing Date for a fair market valuation of the Property (“Property Valuation”) based on the procedures and methodology set forth in Section 2.2 below. The Purchase Price shall be calculated (a) assuming no brokerage fees or other closing costs of any kind would be incurred upon the sale of the Property excepting only those categories of customary and reasonable liabilities, expenses and pro-rations associated with the sale of partnership interests, and (b) giving due effect to the application of gross purchase proceeds to payment of all outstanding debt on the Property and of the Partnership (and debt- related expenses including breakage fees and lender’s attorney’s fees), other liabilities of the Partnership and the required distributions called for under the Partnership Agreement.

2.2. On or prior to the date that is sixty (60) days prior to Purchaser’s anticipated delivery of the Option Notice, Purchaser shall designate three (3) appraisers from the list of appraisers set forth on Exhibit A attached hereto (each, a “Qualified Appraiser” and collectively, the “Qualified Appraisers”). Each of the Qualified Appraisers shall, at Purchaser’s cost and expense, (i) examine the records relating to the Property and such other documents and records as may, in their judgment, be necessary, (ii) conduct site inspections of the Property, (iii) review any other documents, perform any other due diligence or conduct any other customary actions deemed necessary to make a determination of the fair market value of the Property and (iv) shall submit to Purchaser, within sixty (60) days of their engagement by Purchaser, their reasonable estimate of the fair market value of the Property based on the amount for which the Property would be sold free and clear of debt by a willing seller not compelled to sell to a willing buyer not compelled to buy taking into account all relevant factors (each, a “Fair Market Value Submission”). The greater of (i) $1,026,000,000 and (ii) the average of the two (2) highest Fair Market Value Submissions from the three (3) Qualified Appraisers will be deemed the Property Valuation for purpose of the calculation of the Purchase Price.

2.3. In the event the Property Owner enters into any new leases, extensions of existing leases, amendments to existing leases or an expansion of space pursuant to existing leases (collectively, “New Leases”) at the Property within ninety (90) days of the Closing, Purchaser (or Purchaser Assignee) shall notify Seller in writing of the existence of any New Leases within ten (10) business days of the execution of a New Lease. If the income from the New Leases is reasonably estimated by Seller or Purchaser to increase the Property Valuation by more than one percent (1%), either party shall have the right to request, at the requesting party’s sole cost and expense, the Qualified Appraisers originally designated by Purchaser in Section 2.2 above to submit updated Fair Market Value Submissions of the Property based on the procedures set forth in Section 2.2 above and factoring in the New Leases. In the event the average of the two (2) highest Fair Market Value Submissions pursuant to this Section 2.3 factoring in the New Leases (the “Updated Property Valuation”) is greater than the Property Valuation used as a basis to calculate the Purchase Price at Closing, an updated purchase price (“Updated Purchase Price”) shall be calculated by Purchaser based on the procedures and methodology set forth in Section 2.1 above based on the Updated Property Valuation. The difference between the Updated Purchase Price and the Purchase Price paid at Closing will be delivered to Seller by Purchaser within thirty (30) days of the calculation of the Updated Purchase Price in accordance with the provisions of Section 2.4.2 below (including Purchaser’s right to elect to pay cash or common stock of the Public REIT). The provisions of this Section 2.3 shall survive Closing.

2.4. Upon exercise by Purchaser of the Option, the Purchase Price is payable as follows:

2.4.1 Within five (5) business days after Seller’s receipt of the Option Notice, an amount equal to ten percent (10%) of the Purchase Price as earnest money hereunder (“Deposit”), by bank check payable to the Escrow Agent or by wire transfer of immediately available federal funds to the Escrow Agent, which Deposit shall be held by a nationally recognized title company or law firm designated by Purchaser, as escrow agent (the “Escrow Agent”), pursuant to the terms of this Agreement. For purposes of this Agreement, a “bank check” shall mean an official check of any bank which is a member of the New York Clearing House Association, Inc. drawn directly to the order of Seller or designee of Seller, provided that the name of no third party shall appear upon such official check.

2.4.2 The balance of the Purchase Price (“Balance”) at the Closing, payable, at the election of Purchaser, by either (i) bank check and/or by wire transfer of immediately available federal funds (to an account designated by the Seller at or prior to Closing) as directed by Seller or (ii) common stock of the Public REIT (to an account designated by the Seller at or prior to Closing) as directed by Seller. The common stock of the Public REIT shall be calculated based on the average trading price of the common stock of the Public REIT for the ten (10) day period prior to the Closing, ending on the date that is three (3) business days prior to Closing. At the Closing, if Purchaser elects to pay the Balance in common stock of the Public REIT, Purchaser will also have the right to substitute the payment of the cash Deposit identified in Section 2.4.1 above for common stock of the Public REIT, whereby the substituted common stock of the Public REIT will be payable to Seller and the cash Deposit will be returned to Purchaser by Escrow Agent.

2.5. Not less than one (1) Business Day prior to the Closing Date, Seller shall give Purchaser and Escrow Agent written instructions (“Instruction Letter”) directing delivery of the Balance.

2.6. Escrow.

2.6.1 Escrow Agent. The Escrow Agent, in accepting the Deposit as escrow agent, is acting only for the accommodation of the parties and in performing its duties, shall not be liable for (a) any loss, costs or damage which it may incur as a result of serving as escrow agent hereunder, except for any loss, costs or damage arising out of its willful misconduct or gross negligence, (b) any action taken or omitted to be taken in reliance upon any document, including any written instructions provided for in this Agreement, which the Escrow Agent shall in good faith believe to be genuine and (c) any loss or impairment of the Deposit deposited with a federally insured financial institution, resulting from the failure, insolvency, or suspension of the depositary. Purchaser and Seller shall split all reasonable costs of Escrow Agent incurred in connection with this Agreement and the Transaction. Purchaser and Seller hereby agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, which may be incurred by the Escrow Agent in connection with its serving as escrow agent hereunder, except for any loss, costs or damage arising out of Escrow Agent’s willful misconduct or gross negligence. Purchaser and Seller hereby acknowledge that they are aware that the Federal Deposit Insurance Corporation (FDIC) coverage applies only to a cumulative maximum amount for each individual depositor for all of depositor’s accounts at the same or related institutions.

2.6.2 The Deposit shall be deposited by Escrow Agent into an interest bearing Client Funds Sub-Account at a financial institution (“Escrow Bank”) designated by Escrow Agent and reasonably acceptable to Purchaser and Seller, bearing interest at the rate determined by Escrow Bank and disbursed by Escrow Agent with the terms and provisions of this Agreement.

2.6.3 Whether or not the Closing shall occur hereunder, the party, whether Seller or Purchaser, entitled to receive the Deposit shall also be entitled to receive, and the Escrow Agent shall deliver to such party, either Seller or Purchaser, all interest or other proceeds earned on the Deposit in accordance with the provisions of the preceding sentence. Purchaser shall pay any income taxes on the interest or other proceeds earned on the Deposit, unless such interest or proceeds are paid to Seller pursuant to Section 11.1 below. At the signature line of this Agreement, each party shall set forth its taxpayer identification number. Any such interest or other proceeds (to the extent funded to Seller at Closing) shall be deemed to be a credit to Purchaser against the Purchase Price.

2.6.4 Promptly after the receipt by Escrow Agent of (a) notice of any demand by either party claiming that it is entitled to the Deposit (excepting notice by Purchaser to direct the Deposit to Seller in conjunction with the Closing of the Transaction contemplated herein) to or (b) any other claim or the commencement of any action, suit or proceeding by either party, Escrow Agent shall send a copy of such notice to the other party and inform the other party of such claim. If Escrow Agent shall receive written notice from either party within ten (10) business days after delivery of such notice to the other party instructing Escrow Agent to not deliver the Deposit to the requesting party or to otherwise hold the Deposit, or if for any reason there is any dispute or uncertainty concerning any action to be taken hereunder, Escrow Agent shall either (i) take no action and shall continue to hold the Deposit until it has received written instructions signed by Seller and Purchaser or until directed by a final order of judgment of a court of competent jurisdiction, whereupon Escrow Agent shall take such action in accordance with such instructions or such order or (ii) in the event a litigation is commenced between Purchaser and Seller with respect to this Agreement, and with the approval of a court of competent jurisdiction in New York State, deposit the Deposit with such court or as directed by such court. If no written notice is received by Escrow Agent within such ten (10) Business Day period, Escrow Agent may deliver the Deposit to the party which made such demand.

3. Deliveries on Behalf of Seller.

3.1. At the Closing, Seller will duly execute, acknowledge (where appropriate) and/or deliver the following:

3.1.1 Assignment and Assumption of the Seller Interest in the form attached hereto as Exhibit B, whereby Seller shall transfer and assign the Seller Interest to Purchaser or Purchaser Assignee, as applicable;

3.1.2 A certificate of Seller dated as of the Closing Date certifying that all representations made by Seller in this Agreement are in all material respects true, correct and complete as of the Closing Date as if made on and as of the Closing Date;

3.1.3 A UCC search related to Seller and the Seller Interest disclosing no liens, judgments, penalties or other returns and encumbrances against Seller and the Seller Interest;

3.1.4 An affidavit duly executed by Seller stating that it is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

3.1.5 Executed closing statement, approved by Purchaser, for the Transaction consistent with this Agreement;

3.1.6 An unconditional release by Seller of any and all claims that Seller may have against the Partnership that arose or accrued during, or otherwise relate to, the period ending at Closing;

3.1.7 Transfer tax forms, or signature pages to transfer tax forms, executed by Seller;

3.1.8 Payment of any actual transfer tax with respect to the Transaction due and owing as of the Closing Date;

3.1.9 Any and all reasonable and customary documents and/or affidavits to be executed and delivered by Seller, and such other and further documents and instruments as are expressly provided for or contemplated herein to be delivered by Seller; and

3.1.10 The following documents with respect to Seller:

(a) A good standing certificate for Seller from the State of Delaware dated no earlier than 30 days prior to Closing;

(b) An incumbency certificate or power of attorney for one or more officer(s) of or attorney(ies)-in-fact for Seller evidencing that the persons signing the Seller’s Documents on behalf of Seller are authorized to do so; and

(c) A certificate of Seller’s officer stating that the managing member of Seller or the entity with ultimate authority over the actions of Seller has approved the Transaction.

4. Deliveries on Behalf of Purchaser.

4.1. At the Closing, Purchaser or Purchaser Assignee, as applicable, will duly execute, acknowledge (when appropriate) and/or deliver the following:

4.1.1 Notice to the Escrow Agent to disburse the Deposit, together with any interest earned thereon to Seller (so long as Purchaser has obtained a credit against the Purchase Price with respect thereto); and pay to Seller (or, at Seller’s election, to the Escrow Agent on behalf of Seller), the Balance of the Purchase Price, all in accordance with the Instruction Letter;

4.1.2 Assignment and Assumption of the Seller Interest, duly executed by Purchaser or Purchaser Assignee, as applicable, including consent of GP, as general partner in the Partnership, to the assignment of the Seller Interest to Purchaser or Purchaser Assignee, as applicable;

4.1.3 Release of Seller, from and after the Closing Date, from any covenants or obligations to be performed after such date as a limited partner of the Partnership, executed by GP, as the general partner of the Partnership;

4.1.4 A certificate of Purchaser dated as of the Closing Date certifying that all representations made by Purchaser in this Agreement are in all material respects true, correct and complete as of the Closing Date as if made on and as of the Closing Date;

4.1.5 Executed closing statement, approved by Seller, for the Transaction; and

4.1.6 Such other and further documents and instruments as are expressly provided for or contemplated herein to be delivered by Purchaser to Seller.

5. Representations and Warranties of Purchaser. In order to induce Seller to enter into the transactions provided for in this Agreement, Purchaser hereby warrants and represents to Seller that (as of the date of this Agreement and on the Closing Date, unless otherwise noted) the following warranties and representations shall be true and correct in all material respects, which warranties and representations shall survive the Closing hereunder:

5.1. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. Purchaser has the power to (or cause Purchaser Assignee to) acquire the Seller Interest. Purchaser has the power to enter into the Transaction contemplated by this Agreement and to execute, deliver and perform this Agreement, and the assumption and other documents contemplated hereby to be executed and performed by Purchaser or Purchaser Assignee (collectively, the “Purchaser’s Documents”). The execution, delivery and performance by Purchaser of this Agreement and the other Purchaser’s Documents has been duly authorized by all necessary organizational action of Purchaser, and this Agreement is, and at the Closing, the other Purchaser’s Documents will, when executed and delivered by Purchaser or Purchaser Assignee, constitute the legal, valid, binding obligations of Purchaser or Purchaser Assignee enforceable against Purchaser or Purchaser Assignee in accordance with their respective terms and provisions, subject to applicable bankruptcy and other like laws affecting the rights of contractual parties and creditors generally, and the exercise of judicial or administrative discretion in accordance with general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

5.2. There are no suits, actions or proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser before or by any court or administrative agency or officer, to prohibit or enjoin the consummation of the Transaction provided for herein or which could materially and adversely affect the ability of Purchaser to perform its obligations under the Purchaser’s Documents.

5.3. No consent, approval or other action of, or filing or registration with, any governmental agency or commission is required in connection with the execution, delivery, observance or performance by Purchaser of this Agreement or the Transaction provided for herein.

5.4. Neither this Agreement nor the Transaction contemplated hereunder will result in a breach of any of the terms and provisions of any loan agreement, indenture, mortgage, lien, or other financing agreement to which the Partnership or any subsidiary of the Partnership is bound.

5.5. Purchaser represents that neither Purchaser nor any Purchaser Assignee are Prohibited Persons, as such term is hereinafter defined. “Prohibited Person” means any of the following. (a) a person or entity that is listed in the Annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” or persons or entities with whom a citizen of the United States is restricted from doing business with by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States including those listed on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control; or (d) a person or entity that is affiliated with any person or entity identified in clause (a), (b) and/or (c) above.

6. Representations and Warranties of Seller.

In order to induce Purchaser and Purchaser Assignee, if applicable, to enter into the transactions provided for in this Agreement, Seller hereby warrants and represents to Purchaser and Purchaser Assignee, if applicable, that, as of the date of this Agreement and as of the Closing Date, the following warranties and representations shall be true and correct in all material respects, which warranties and representations shall survive the Closing hereunder:

6.1. Seller is a duly organized and validly existing limited liability company or limited partnership, as the case may be, under the laws of the State of Delaware and Seller has full power and authority to enter into the Transaction contemplated by this Agreement and to execute, deliver and perform this Agreement and the assignment and other documents contemplated hereby to be executed and performed by Seller (collectively, “Seller’s Documents”). The execution, delivery and performance by Seller of this Agreement and the other Seller’s Documents have been duly authorized by all necessary action of Seller and this Agreement is and, at the Closing, the other Seller’s Documents will, when executed and delivered by Seller constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms and provisions.

6.2. There are no suits, actions or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller before or by any court or administrative agency or officer, to prohibit or enjoin the consummation of the Transaction provided for herein or which could materially and adversely affect the ability of Seller to perform its obligations under the Seller’s Documents.

6.3. Except as provided for in this Agreement, no consent, approval or other action of, or filing (other than filings in the normal course of Seller’s business) or registration with, any governmental agency or commission is required in connection with the execution, delivery, observance or performance by Seller of this Agreement or the Transaction provided for herein.

6.4. There has not been filed by or against Seller, or any corporation, partnership, limited liability company, or other entity with respect to which Seller is a principal shareholder, controlling person, general partner or managing member, as the case may be, a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee, nor has any such entity made an assignment for the benefit of creditors or filed a petition for an arrangement or entered into an arrangement with creditors or admitted in writing the inability to pay its debts as they become due.

6.5. Other than rights in favor of Tenant pursuant to the terms of the Lease and rights in favor of Lender (as such term is defined in the Partnership Agreement), the execution and delivery of this Agreement and the other Seller’s Documents executed and delivered by Seller, the Transaction provided for herein and therein, respectively, and compliance with or fulfillment of the terms hereof and thereof, will not (a) result in a breach of any of the terms and provisions of or constitute a default under or conflict with, or result in the creation of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Seller pursuant to, any agreement, indenture, mortgage, lien, lease, consent, license, franchise or other instrument to which Seller is bound or under which Seller’s properties are affected, or (b) violate any law, rule, regulation, judgment, order, decree, writ or injunction applicable to Seller.

6.6. Seller represents that Seller is not a Prohibited Person, as such term is defined in Section 5.6 above.

6.7. Seller has good and marketable title to the Seller Interest, free and clear of all debt, liens, liabilities, legal and/or equitable claims and other encumbrances.

6.8. Except for this Agreement and the Partnership Agreement, there are no commitments, agreements or obligations, including, without limitation, rights of first refusal or rights of first offer, by Seller to issue, sell, or transfer all or any portion of the Seller Interest, and Seller has not assigned, transferred, pledged, or otherwise disposed of, or agreed to assign, transfer, pledge, or otherwise dispose of, the Seller Interest. No person or entity has any voting or management rights with respect to the Seller Interest except for Seller.

6.9. No documents govern the rights and obligations of Seller with respect to the Seller Interest and/or the Partnership other than this Agreement and the Partnership Agreement.

6.10. Seller has no Partner Loans, as such term is defined in the Partnership Agreement, outstanding and payable.

6.11. There are no suits, actions or proceeding pending or, to the knowledge of Seller, threatened against or potentially affecting the Seller Interest or the Transaction contemplated hereunder.

6.12. Seller has not consented to or been requested to consent to any encumbering of, or placement of any lien or other encumbrance on the Seller Interest.

7. Covenants.

7.1. Until the Closing Date, Seller shall be entitled to receive distributions from the Partnership of available cash in accordance with the terms of the Partnership Agreement. All provisions of the Partnership Agreement allocating profits, losses, gains, deductions and credits for tax purposes to Seller shall remain in effect through the Closing Date.

7.2. Seller shall not enter into any commitments, agreements, or obligations to issue, sell, or transfer all or any portion of the Seller Interest, and Seller shall not assign, transfer, pledge, or otherwise dispose of, or agree to assign, transfer, pledge, or otherwise dispose of, the Seller Interest. Seller shall not grant any other person or entity any voting or management rights with respect to the Seller Interest.

7.3. Purchaser will use commercially reasonable efforts to seek and obtain the Tenant Waiver and Lender Consent referred to in Article 10.

8. Indemnity.

8.1. Seller hereby agrees to indemnify and hold Purchaser harmless from and against any claims of third parties against or incurred by Purchaser, the Partnership or the Seller Interest, and demands, damages, liabilities, losses, costs and/or expenses, including, without limitation, reasonable attorney’s fees and disbursements, incurred or suffered by Purchaser or Purchaser Assignee or to which Purchaser or Purchaser Assignee is subjected in connection therewith that arise out of the breach or inaccuracy of Seller’s representations and warranties set forth in Section 6 or failure of Seller to comply with the covenants set forth in Section 7 of the Agreement.

8.2. Purchaser hereby agrees to indemnify and hold Seller harmless from and against any claims of third parties against or incurred by Seller, and demands, damages, liabilities, losses, costs and/or expenses, including, without limitation, reasonable attorney’s fees and disbursements, incurred or suffered by Seller or to which Seller is subjected in connection therewith that arise out of the liabilities of the Partnership related solely to the period after the Closing Date.

8.3. The indemnifications provided for hereunder shall survive Closing indefinitely. No action or inaction on the part of any indemnitee or any affiliate or agent thereof, including, without limitation, any failure of such indemnitee to timely forward notice of an actual or potential claim that could be the subject of the indemnification set forth herein (but other than settling any such claim without the prior consent of the indemnitor), shall operate to waive or limit any indemnitor’s liability hereunder, or release such indemnitor from any liability hereunder unless and to the extent such action or inaction shall have prejudiced such indemnitor’s rights with respect to such claim or the ability of the indemnitor to defend or indemnify against such claim.

9. Casualty; Condemnation.

9.1. If the Property is damaged by fire or other casualty or if any entity possessing the right of eminent domain shall give notice of an intention to take or acquire a substantial part of the Property, and such notice is given between the date of the Option Notice and the Closing Date, the following shall apply:

9.1.1 If the Property is damaged by a fully insured casualty, subject to reasonable deductible amounts or an uninsured or substantially underinsured casualty not resulting in substantial damage (which shall be deemed to mean damage which is estimated to cost $20,000,000.00 or less to repair) or if the taking or acquisition shall not result in a permanent substantial reduction in the income-producing capacity of the Property, then the Purchaser shall be required to complete the Transaction and the insurance or condemnation proceeds, settlements or awards or the relevant part thereof shall be retained by the Partnership and the Seller shall not be entitled to any portion thereof.

9.1.2 If the Property is damaged by an uninsured or substantially underinsured casualty resulting in substantial casualty (which shall be deemed to mean damaged which is estimated to cost in excess of $20,000,000.00 to repair), or if the taking or acquisition shall result in a permanent substantial reduction in the income-producing capacity of the Property, then the Purchaser shall have the option to either consummate the Transaction in which event any insurance or condemnation proceeds, settlements and awards or the relevant part thereof shall be retained by the Partnership and the Seller shall not be entitled to any portion thereof, or (b) terminate this Agreement.

9.1.3 In the event that the casualty, taking or acquisition shall result in a permanent substantial reduction in the income-producing capacity of the Property, the Purchaser shall also have the right to terminate this Agreement.

10. Conditions to Closing.

10.1. Seller’s obligation to sell the Seller Interest is subject to the satisfaction of the following conditions precedent (or simultaneous conditions, as applicable), any or all of which may be waived by Seller:

10.1.1 This Agreement shall be in full force and effect and there shall not then exist any event which would allow Seller to terminate this Agreement pursuant to the express terms hereof;

10.1.2 Purchaser shall have paid into escrow with the Escrow Agent the Deposit and the Balance as directed by the Instruction Letter and shall have complied, in all material respects, with its obligations under Article 4;

10.1.3 Purchaser and Seller shall have received the consent of Lender (as such term is defined in the Partnership Agreement) to the Transaction, if applicable;

10.1.4 Purchaser shall not be in default in any material respect under any covenant or agreement of Purchaser contained in this Agreement; and

10.1.5 All of Purchaser’s representations in Article 5 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

10.2. Purchaser’s obligation to purchase the Seller Interest after delivery of the Option Notice and otherwise consummate Closing hereunder, is subject to the satisfaction of the following conditions precedent (or simultaneous conditions, if applicable), any or all of which may be waived by Purchaser:

10.2.1 This Agreement shall be in full force and effect and there shall not then exist any event which would allow Purchaser to terminate this Agreement pursuant to the express terms hereof;

10.2.2 Seller shall have complied, in all material respects, with its obligations under Article 3;

10.2.3 All of Seller’s representations in this Agreement shall be true and correct on and as of the Closing Date as if made in all material respects on and as of the Closing Date;

10.2.4 Purchaser shall have received a written waiver from Tenant (“Tenant Waiver”), in form and substance reasonably acceptable to Purchaser, with respect to Tenant’s “Right of First Offer to Purchase” contained in Article 42 of the Lease; provided that Purchaser shall have the right to extend the anticipated Closing Date set forth in the Option Notice for up to an additional sixty (60) business days in the event the Tenant Waiver has not been received by the anticipated Closing Date;

10.2.5 Purchaser shall have received the consent of Lender (as such term is defined in the Partnership Agreement) to the Transaction (or an acknowledgement of some other form of waiver from Lender that their consent to the Transaction is not required), if applicable;

10.2.6 Seller shall pay, on the Closing Date, any actual transfer tax with respect to the Transaction due and owing as of the Closing Date; provided, however, in the event the Purchase Price is paid with common shares of the Public REIT, both Seller and Purchaser shall work together in good faith to reduce Seller’s transfer tax liability associated with the exchange of the Seller Interest for common shares of the Public REIT, provided that Seller shall be subject to any transfer restrictions or lock-up periods in accordance with applicable law in order to obtain the benefit of a transfer tax reduction;

10.2.7 Seller shall not be in default in any material respect under any covenant or agreement of Seller contained in this Agreement and/or in the Partnership Agreement; and

10.2.8 All other conditions set forth in this Agreement to Purchaser’s obligation to close shall have been satisfied.

11. Defaults and Remedies.

11.1. In the event Seller should default (or breach any of its representations under this Agreement in any material respect), and such default or breach is not cured or remedied within twenty (20) days after receipt of notice thereof given by Purchaser to Seller (but in any event prior to the Closing Date), Purchaser, if Purchaser is then ready, willing and able to consummate Closing, may (i) terminate this Agreement and receive from the Escrow Agent a return of the Deposit, (ii) treat this Purchase Option Agreement as being in full force and effect and pursue the remedy of specific performance of the Transaction pursuant to the terms hereof against Seller, or (iii) otherwise pursue any other rights and remedies available to Purchaser and/or Purchaser Assignee at law, in equity or otherwise. In the event Purchaser pursues the remedy of specific performance, Seller hereby irrevocably constitutes and appoints the Purchaser its attorney-in-fact to execute, acknowledge and deliver the Seller’s Documents and other instruments as may be necessary or appropriate to carry out and enforce the provisions of this Agreement.

11.2. From and after the delivery of the Option Notice, in the event Purchaser should default (or breach any of its representations under this Agreement in any material respect), and such default or breach is not cured or remedied prior to the scheduled Closing Date, Seller, if Seller is then ready, willing and able to consummate Closing, may as its sole and exclusive remedy terminate this Agreement and retain the Deposit as liquidated damages. The parties hereto agree that the damages that Seller will sustain as a result of any default or breach by Purchaser will be substantial but will be difficult if not impossible to ascertain and therefore the parties agree that in such event, Seller shall elect to keep the Deposit hereunder as and for its liquidated damages and neither party shall have any further claim against the other.

12. Costs and Expenses.

12.1. Except as set forth in Section 10.1.2, all costs and expenses incident to this Agreement, the Transaction and the Closing shall be paid by the party incurring same, including, without limitation, its own attorneys’ fees.

13. Brokers and Advisors.

13.1. Each of Seller and Purchaser represents and warrants for itself that it has not dealt with any broker, finder or advisor in connection with this Agreement and the Transaction contemplated hereby. Each party hereto agrees to indemnify and hold the other parties hereto free and harmless from all losses, damages, costs and expenses (including attorneys’ fees) that the other parties may suffer as a result of claims made or suits brought by any broker, finder or advisor who shall claim to have introduced the indemnifying party to this Transaction or who shall claim to have dealt with or had discussions with the indemnifying party with respect to this Transaction. The provisions of this Section 13 shall survive the Closing hereunder or, if the Closing does not occur, notwithstanding anything to the contrary contained in this Agreement, the termination of this Agreement.

14. Notices.

14.1. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable national overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth below, or to such address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery. Unless changed in accordance with the preceding sentence, the addresses for notice given pursuant to this Agreement shall be as follows:

If to Seller:

[                                     ]

Attention: [                        ]]

with a copy to:

[                    ]

[                    ]

Attention: [                    ]

If to Purchaser:

Paramount Development and Investment, Inc.

c/o Paramount Group, Inc.

1633 Broadway, Suite 1801

New York, New York 10019

Attention: Albert P. Behler

Telecopy: (212) 974-6435

with a copy to:

Paramount Development and Investment, Inc.

c/o Paramount Group, Inc.

1633 Broadway, Suite 1801

New York, New York 10019

Attention: General Counsel

Telecopy: (212) 237-3197

And:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Thomas J. Henry, Esq.

Telecopy: (212) 728-9750

Notices may be delivered by counsel to either Seller or Purchaser, as applicable. During the period from the date hereof through Closing, as a condition to the effectiveness of any notices to be delivered hereunder, copies of such notices must also be sent via electronic mail in accordance with the following: (a) if to Seller, to the following e-mail addresses: [                    ]; and (b) if to Purchaser, to the following e-mail addresses: abehler@paramount-group.com, dlauer@paramount-group.com, gjohnson@paramount-group.com and thenry@willkie.com.

15. Further Assurances.

1.1 Each of the parties hereby agrees to execute, acknowledge (if necessary) and deliver such other documents or instruments as the other may reasonably require from time to time to carry out the intents and purposes of this Agreement. This provision shall survive the Closing.

16. Successors and Assigns.

16.1. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser and their respective legal representatives, designees, successors and assigns. Purchaser may assign this Agreement and/or direct Seller to convey all or a portion of the Seller Interest to one or more affiliates including but not limited to the Public REIT or the Operating Partnership, or any affiliate or subsidiary of either or them (collectively, “Purchaser Assignee”) provided (a) Purchaser hereunder shall be jointly and severally obligated with such Purchaser Assignee for the performance of all covenants, agreements and indemnities and the satisfaction of all conditions required of Purchaser under this Agreement and all documents and instruments executed pursuant hereto; (b) all references in this Agreement to “Purchaser” shall mean each of the originally named Purchaser and Purchaser Assignee provided that Seller shall tender performance hereunder to such Purchaser Assignee; (c) all representations and warranties hereunder shall be deemed to be made and apply to each of the originally named Purchaser and Purchaser Assignee (with such modifications as may need to be made to the extent the structure of Purchaser Assignee is different than that of Purchaser), and (d) Purchaser Assignee complies with Seller’s regulations with respect to the USA PATRIOT Act (H.R. 3162), and/or other similar federal or state regulations. In the event this Agreement is assigned in accordance with this Section, the transferring Purchaser need not deliver any of the organizational documents called for under Section 4 at Closing; rather, such corresponding documents will be delivered with respect to the Purchaser Assignee.

17. Gender and Number.

17.1. Whenever the context so requires, references herein to the neuter gender shall include the masculine and/or feminine gender, and the singular number shall include the plural.

18. Applicable Law.

18.1. THIS AGREEMENT IS PERFORMABLE IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN

ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE CITY AND STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE CITY AND STATE OF NEW YORK. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 18 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

19. Other Agreement.

19.1. Simultaneously with the execution of this Agreement, Purchaser will enter into that certain Consent and Agreement (the “Other Agreement”) by and between Purchaser and SSF whereby, in the event Purchaser (or Purchaser Assignee) exercises the Option pursuant to the terms of this Agreement, Purchaser (or Purchaser Assignee) shall simultaneously with the exercise of the Option deliver a notice to SSF to such effect (“Tag Initiation Notice”), and upon receipt of the Tag Initiation Notice, SSF shall have the right (“Tag-Along Right”) to sell SSF’s thirty-seven and seven tenths percent (37.70%) limited partnership interest in the Partnership, together with all economic, voting and other rights and interests appurtenant to such limited partnership, to Purchaser (or Purchaser Assignee) pursuant to the terms of the Other Agreement, concurrently with the sale of Seller’s interests to Purchaser (or Purchaser Assignee) pursuant to the terms of this Agreement.

19.2. Seller acknowledges that Purchaser may enter into the Other Agreement and provide SSF with the Tag-Along Right contained in the Other Agreement.

20. Right to Assign Buy-Sell Rights.

20.1. Pursuant to Section 11.3 of the Partnership Agreement, each of GP on behalf of the Paramount Group (as such term is defined in the Partnership Agreement) and Investor LP (as such term is defined in the Partnership Agreement) on behalf of Investor LP Group (as such term is defined in the Partnership Agreement) are granted certain rights to trigger a buy-sell process of interests in the Partnership (the “Buy-Sell Rights”) subject to certain conditions. In the event the Paramount Group (as such term is defined in the Partnership Agreement) is ultimately designated as the “Purchaser” pursuant to Section 11.3 of the Partnership Agreement, Seller and Purchaser to this Agreement hereby agree that the Purchaser shall have the right, but not the obligation, to designate Purchaser Assignee, and Purchaser Assignee shall have the right, but not the obligation, to accept such designation, as a nominee, assignee or designee of the Paramount Group (as such term is defined in the Partnership Agreement) with respect to the Buy-Sell Rights.

21. Construction.

21.1. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

22. Miscellaneous.

22.1. Subject to Article 16 hereof, the provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or documents to be executed and delivered at Closing.

22.2. This Agreement and the instruments referred to herein may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

22.3. This Agreement shall not be binding or effective until Purchaser and Seller have executed and delivered a counterpart of the same, each of which shall constitute an original, but all of which taken together shall constitute one agreement.

22.4. Neither Seller nor Purchaser shall record this Agreement or any memorandum hereof. If requested by Purchaser, Seller shall execute a memorandum of this Agreement in recordable form (the “Memorandum”), which Purchaser may cause to be recorded in the appropriate land records at the Partnership’s sole cost and expense. If the Option shall not be duly exercised within the Option Period, or if Purchaser shall fail to make timely any payment required pursuant to this Agreement, or if for any reason this Agreement shall terminate, then, in any such event, Seller may execute a statement to be recorded in the appropriate land records terminating the Memorandum. Purchaser hereby appoints Seller as its attorney-in-fact to execute such a termination statement on its behalf. This appointment shall be deemed to be coupled with an interest and irrevocable.

22.5. The provisions of this Agreement are not intended in any way to (i) modify, supplement or amend the terms of the Partnership Agreement or (ii) trigger any forced sale, buy-sell or other transfer rights contained therein.

22.6. If any provision of this Agreement shall be held to be illegal, unenforceable or inapplicable in any respect, each such holding shall not affect the enforceability of any other provision of this Agreement or the enforcement of this Agreement under any other circumstances.

22.7. The captions and headings throughout this Agreement are for convenience and reference only and they shall in no way be held or deemed to define, modify or alter the meaning, scope or intent of any provision of this Agreement. Words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the paragraph, Section or other subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural, and the masculine shall include the feminine and the neuter, and visa versa, unless the context otherwise requires. References to “Sections” are to Sections of this Agreement, unless otherwise specifically provided.

22.8. Except as otherwise expressly provided, no delay or omission by any party hereto to exercise any right or power occurring upon any noncompliance or failure of performance by the other party under the provisions of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by any party hereto of any of the terms, covenants, conditions or agreements hereof to be performed by the other party shall not be construed to be a waiver of any succeeding breach thereof or of any other term, covenant, condition or agreement herein contained.

22.9. In the computation of any period of time provided for in this Agreement or by law, any date falling on a Saturday, Sunday or legal holiday when banks are not open for business in New York City shall be deemed to refer to the next business day which is not a Saturday, Sunday, or legal holiday when banks are not open for business in New York City (“Business Day”).

22.10. Each party agrees that the information contained herein, and any information exchanged between the parties in connection with the proposed transactions described herein, is strictly confidential. Neither party shall disclose the existence of, nor any of the terms contained in, this Agreement, nor the substance of any other discussions between the parties, to any other person or entity except to the extent required by any applicable securities or other laws; provided, however, that each party may share any and all information it deems pertinent with regulators, lenders, prospective lenders, investors, prospective investors, counsel, consultants, accountants and advisors but shall require that such persons and entities shall keep such information confidential and shall be responsible for any breach of such confidentiality by such persons or entities. This Section shall not inhibit any disclosure to any governmental authority, whether domestic or foreign, to assure compliance with any applicable Laws.

22.11. All exhibits and schedules attached to this Agreement shall be hereby incorporated herein.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER:			PURCHASER:

PARAMOUNT GROUP REAL ESTATE FUND II, L.P., a Delaware limited partnership			PARAMOUNT DEVELOPMENT AND INVESTMENT, INC., a Delaware corporation

By:	/s/ Daniel A. Lauer		By:	/s/ Daniel A. Lauer
	Name:	Daniel A. Lauer		Name:	Daniel A. Lauer
	Title:	Vice President		Title:	Vice President

PARAMOUNT GROUP REAL ESTATE FUND III, L.P., a Delaware limited partnership

By:	/s/ Daniel A. Lauer
	Name:	Daniel A. Lauer
	Title:	Vice President

1

EXHIBIT A

QUALIFIED APPRAISERS

1.	Cushman & Wakefield

2.	Duff & Phelps

3.	Jones Lang LaSalle

4.	Leitner Group, Inc.

5.	Eastdil Secured

6.	CBRE

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT OF SELLER INTEREST

ASSIGNMENT AND ASSUMPTION

OF PARTNERSHIP INTEREST

THIS ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTEREST (this “Assignment”) is made and entered into as of                  , 2014, by and between PARAMOUNT GROUP REAL ESTATE FUND II, L.P., a Delaware limited partnership, having an office at 1633 Broadway, Suite 1801, New York, New York 10019 (“Fund II”), PARAMOUNT GROUP REAL ESTATE FUND III, L.P., a Delaware limited partnership, having an office at 1633 Broadway, Suite 1801, New York, New York 10019 (“Fund III, together with Fund II, collectively, “Assignor”), and PARAMOUNT DEVELOPMENT AND INVESTMENT, INC., a Delaware corporation (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor owns a direct and indirect sixty-two and three tenths percent (62.30%)] (together with all economic, voting and other rights and interests appurtenant thereto, the “Partnership Interest”) in PGREF II 60 Wall Street Investors, L.P., a Delaware limited partnership (the “Partnership”);

WHEREAS, pursuant to that certain Purchase Option Agreement dated                  , 2014 (as the same may be amended, modified and/or supplemented from time to time, the “Purchase Agreement”) between Assignor and Assignee, Assignee has agreed to purchase from Assignor, and Assignor has agreed to sell, transfer and covey to Assignee, in consideration for the payment of the Purchase Price (as defined in the Purchase Agreement), all right, title and interest in and to the Partnership Interest, whereupon following such sale, transfer and conveyance Assignor will retain no interest in the Partnership; and

WHEREAS, the parties desire to enter into Assignment solely for the purpose of evidencing the sale, transfer and conveyance of the Partnership Interest from Assignor to Assignee.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. All capitalized terms used but not otherwise defined in this Assignment shall have the meaning given to such terms in the Purchase Agreement.

2. Assignment. Assignor unconditionally and irrevocably transfers, conveys, delivers and sets over to each Assignee all of Assignor’s right, title and interest in and to the Partnership Interest.

3. Acceptance. Assignee hereby accepts the Partnership Interest and hereby assumes and agrees to be bound, from and after the date hereof, by all of the liabilities, obligations, terms and conditions of the Second Amended and Restated Limited Partnership Agreement, dated as of July 10, 2007 for the Partnership.

4. Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon Assignor and Assignee and their respective heirs, successors and assigns.

5. Counterparts; Facsimile Signatures. This Assignment may be executed in one or more counterparts (whether original, facsimile, portable document format or otherwise), each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

6. Governing Law. This Assignment shall be governed by, construed in accordance with and enforced under the laws of the State of New York, without regard to its principles of conflicts of law.

7. Conflicts. The parties agree that the sole purpose of this Assignment is to evidence the sale, transfer and conveyance of the Partnership Interest from Assignor to Assignee as provided in the Purchase Agreement. This Assignment does not, and shall not be interpreted or otherwise construed, to alter, increase or diminish in any respects the parties’ rights, obligations and liabilities set forth in the Purchase Agreement. In the event of any conflict between the terms and conditions of this Assignment and the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Assignor:

PARAMOUNT GROUP REAL ESTATE FUND II, L.P., a Delaware limited partnership

By:
Name:
Title:

PARAMOUNT GROUP REAL ESTATE FUND III, L.P., a Delaware limited partnership

By:
Name:
Title:

Assignee:

PARAMOUNT DEVELOPMENT AND INVESTMENT, INC., a Delaware corporation

By:
Name:
Title: